Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)      Registration Statement (Form S-3 No. 333-204131) of Five Prime Therapeutics, Inc.,

(2)      Registration Statement (Form S-3 No. 333-200067) of Five Prime Therapeutics, Inc.,

(3)      Registration Statement (Form S-8 No. 333-202854) pertaining to the 2013 Omnibus Incentive Plan and the 2013 Employee Stock Purchase Plan of Five Prime Therapeutics, Inc., and

(3)      Registration Statement (Form S-8 No. 333-194820) pertaining to the 2013 Omnibus Incentive Plan and the 2013 Employee Stock Purchase Plan of Five Prime Therapeutics, Inc.;

of our report dated March 11, 2016, with respect to the financial statements of Five Prime Therapeutics, Inc. included in this Annual Report (Form 10-K) of Five Prime Therapeutics, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

San Jose, California

March 11, 2016